Exhibit 10.51

TENTH AMENDMENT TO

ERIE INSURANCE GROUP EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective January 1, 2015)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Employee Savings Plan (the “Plan”) under an amendment and restatement effective as of January 1, 2015;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company wishes to amend the Plan to reflect provisions of the Setting Every Community Up for Retirement Enhancement (“SECURE”) Act.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the dates indicated:

1.    Section 2.1(c) of the Plan is hereby amended in its entirety and shall now read as follows, effective January 1, 2021:

(c)    Notwithstanding the foregoing, any Covered Employee who is compensated on an hourly basis and who is classified by an Employer as other than a regular hourly employee shall be eligible to participate in the Plan on the first day of a pay period coincident with or next following the January 1 or July 1 on which (or which next follows the date) such Employee completes the requirements under either (i) or (ii) below, provided the Covered Employee remains a Covered Employee as of such January 1 or July 1:

(i)    Attains 21 years of age and completes one Year of Eligibility Service; or

(ii)    Attains 21 years of age and completes three consecutive Eligibility Computation Periods (as defined in Section 1.42) during each of which such Covered Employee has at least 500 Hours of Service.

A Covered Employee who is described in this paragraph (c) and who satisfies the conditions set forth above may participate in the Plan by making proper application for participation within a reasonable time prior to the start of a given pay period by furnishing Notice in accordance with procedures established by the Administrator and communicated to Covered Employees. The automatic enrollment provisions of paragraph (b) and the automatic increase provisions of Section 3.1(c) shall not apply to a Covered Employee who is described in this paragraph (c).

If an Employee described in this paragraph (c) is not a Covered Employee on the date he otherwise would have become eligible to participate in the Plan, such

Employee shall be eligible to participate in the Plan pursuant to this Section 2.1 upon                 his return to employment as a Covered Employee

2.    Section 3.1(c) of the Plan is hereby amended in its entirety and shall now read as follows, effective January 1, 2023:

(c)    The Elective Deferrals of a Participant who is hired on or after January 2, 2018 and who is making Elective Deferrals at a rate greater than 0% and less than 10% shall be increased automatically as of the March 1 that next follows such Participant’s date of hire by at least six months, and as of each subsequent March 1 thereafter.  Such automatic rate of increase shall be one percent (1.0%) of the Participant’s Compensation as of the given March 1 and such automatic rate of increase shall remain in effect for each subsequent March 1 until the Participant’s rate of Elective Deferrals is equal to ten percent (10%) of Compensation; provided, however, that effective January 1, 2023, a Participant enrolled in the automatic increase provisions of the Plan shall have Elective Deferrals continue to increase automatically beyond ten percent (10%) of Compensation until the Participant’s rate of Elective Deferrals is equal to fifteen percent (15%) of Compensation and, provided further, the Participant may affirmatively elect to change such automatic rate of increase, or to decline an automatic increase, at any time in accordance with the provisions of Section 3.8(a).

3.    Section 6.2(a)(i) of the Plan is hereby amended in its entirety and shall now read as follows, effective January 1, 2020:

(i)    If the vested Total Account exceeds $3,500 as of the determination date chosen by the Administrator or its designee, the Participant (or Beneficiary) may elect, in such manner as provided by the Administrator or its designee, to either take or commence an immediate distribution of such vested Total Account in a form permitted under Section 6.3 or to defer receipt of the same until a later date, but not beyond the end of the calendar year in which the Participant attains age 72 (age 70½ with respect to a Participant born before July 1, 1949) and not beyond such other required commencement date under Section 401(a)(9) of the Code. The failure of any terminated Participant (or terminated Participant’s Beneficiary) to make an election with respect to a vested Total Account in excess of the $3,500 threshold shall be deemed an election by the Participant (or Beneficiary) to defer receipt of such vested Total Account. A Participant or Beneficiary who elects (or is deemed to have elected) to defer receipt of the vested Total Account may request a distribution of the vested Total Account in a form permitted under Section 6.3 at a subsequent date permitted under Section 401(a)(9) of the Code. Pending distribution of his Total Account, such Participant or Beneficiary shall be permitted to change the manner in which such Total Account is invested in accordance with Section 5.3(b).

4.    Section 6.3(a) of the Plan is hereby amended in its entirety and shall now read as follows, effective January 1, 2023:

6.3    Payment of Amounts Distributed

(a)Distributions to a Participant or Beneficiary may be paid in the form of:

(i)    a lump sum;

(ii)    bi-weekly, bi-monthly, monthly, quarterly, semi-annual or annual installments that will provide a fixed amount per pay period;

(iii)    bi-weekly, bi-monthly, monthly, quarterly, semi-annual or annual installments that will provide a fixed percentage of the Total Account maintained on behalf of the recipient per pay period;

(iv)    bi-weekly, bi-monthly, monthly, quarterly, semi-annual or annual installments that will provide substantially equal payments over a fixed period that is not in excess of the lesser of fifteen (15) years or the recipient’s life expectancy, as determined by the Administrator as of the date the payments begin; or

(v)    bi-weekly, bi-monthly, monthly, quarterly, semi-annual or annual installments that will provide payments of a variable amount over the recipient’s life expectancy, as determined in accordance with tables promulgated by the Internal Revenue Service.

Pursuant to such uniform and nondiscriminatory policy as the Administrator, in its discretion, shall determine, a Participant or Beneficiary who has elected payment in an installment form under Section 6.3(a)(ii) through (v) may elect, at some future date, to have the balance of the vested Total Account maintained on his behalf paid in the form of a lump sum or to change the frequency of the installments within the payment form the Participant or Beneficiary has chosen.  Except as provided in the preceding sentence, a Participant or Beneficiary may not change his elected form of distribution following the date Plan payments begin.  A Participant who returns to employment with the Employer on a full or part-time basis following commencement of an installment form of distribution shall be deemed to have cancelled his distribution election as of his date of reemployment.   In no event may distributions from the Plan be made in the form of an annuity.

5.    Section 6.3 of the Plan is hereby amended by deleting paragraphs (c) through (f) and by adding the following in lieu thereof, effective January 1, 2020:

(c)    Notwithstanding any inconsistent provision of the Plan, all distributions under the Plan shall be made in accordance with Code Section 401(a)(9), including the incidental death benefit requirement of Code Section 401(a)(9)(G), and Treasury Regulations Sections 1.401(a)(9)-1 through 1.401(a)(9)-9. Specifically, distribution of the Participant’s interest shall:

(i)    be completed no later than the required beginning date; or

(ii)    commence not later than the required beginning date with distribution to the Participant made over the life of the Participant or joint lives of the Participant and a designated Beneficiary or a period not longer than the life of the Participant or joint lives of the Participant and a designated Beneficiary.

For purposes of this Section 6.3, “required beginning date” shall mean April 1 of the calendar year following the later of the calendar year in which the Participant attains age 72 (age 70½ with respect to a Participant born before July 1, 1949) or the calendar year in which the Participant terminates employment or retires; provided, however, if the Participant is a five-percent owner (as defined in Code Section 416), the required beginning date shall be April 1 of the calendar year following the calendar year in which the Participant attains age 72 (age 70½, with respect to a Participant born before July 1, 1949) regardless of the date that the five-percent owner terminates employment or retires.
Notwithstanding the foregoing, unless the Participant elects otherwise, distribution of benefits under Section 6.2 will begin no later than the 60th day after the latest of the close of the Plan Year in which:
(i)    the Participant attains age 65;

(ii)    occurs the fifth anniversary of the Plan Year in which the Participant commenced participant in the Plan; or

(iii)    the Participant terminated employment with the Company and Affiliates.

(d)    In the event that a Participant dies prior to the date that distribution commences:
(i)    any portion of the Participant’s interest that is not payable to a designated Beneficiary shall be distributed not later than the end of the calendar year which includes the fifth anniversary of the date of the Participant’s death;

(ii)    any portion of the Participant’s interest that is payable to a designated Beneficiary that is not an “eligible designated Beneficiary” under Treasury Regulations shall be distributed not later than the end of the calendar year which includes the tenth anniversary of the date of the Participant’s death; and

(ii)    any portion of the Participant’s interest that is payable to a designated Beneficiary that is an “eligible designated Beneficiary” under Treasury Regulations shall be distributed in accordance with subparagraph (ii) above or over the life of the eligible designated Beneficiary (or over a period not extending beyond the life expectancy of such Beneficiary), commencing not later than the end of the calendar year following the calendar year of the Participant’s death or, if the eligible designated Beneficiary is the Participant’s surviving Spouse, commencing not later than the last day of the later of the calendar year in which the Participant would have attained age 72 (age 70½, with respect to a Participant born before July 1, 1949) or the calendar year following the calendar year which includes the date of the Participant’s death.

(e)    In the event a Participant dies after distribution of his interest has begun, but prior to distribution of his entire interest, the remaining portion of such interest shall be distributed, at the election of the Participant’s Beneficiary, in a lump sum or in a method that is at least as rapid as the method being used at the date of the Participant’s death; provided, however, that unless the Participant’s Beneficiary is an “eligible designated Beneficiary” under Treasury Regulations, the period over which such remaining interest is distributed shall not exceed the end of the calendar year which includes the tenth anniversary of the date of the Participant’s death.

* * * * * * *

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 10th day of October, 2022.

ERIE INDEMNITY COMPANY
ATTEST:

/s/ Maureen Geary Krowicki	By:	/s/ Brian W. Bolash

	Title:	Executive Vice President Secretary & General Counsel